Messineo & Co, CPAs LLC 2451 N McMullen Booth Rd Ste. 309 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1, Amendment 4, is a part, of the report dated August 19, 2013 relative to the financial statements of Tomichi Creek Outfitters as of July 31, 2013 and for the period June 25, 2013 (date of inception) through July 31, 2013.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ Messineo & Co, CPAs LLC

Messineo & Co, CPAs LLC

Clearwater, Florida

November 27, 2013